Exhibit 4.1

STUDENT TRANSPORTATION INC.

PERFORMANCE SHARE GRANT PLAN

1.	GENERAL

1.1	Purpose

This Performance Share Grant Plan has been established to: (a) align the interests of Designated Participants (as defined herein) with those of the holders of common shares of Student Transportation Inc. (the “Company”); (b) assist in attracting, retaining and motivating key personnel of the Company by making a significant portion of their incentive compensation directly dependent upon achieving key strategic, financial and operational objectives that are critical to the ongoing growth and profitability of the Company; (c) to optimize the performance of the Company through incentives which are consistent with the Company’s goals; and (d) to provide Designated Participants with an incentive for excellence in individual performance.

2.	INTERPRETATION

2.1	Definitions

In this Plan, the following terms shall have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended;

“Allocation Date” means the date a Designated Participant is allocated PSG Units;

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation and the TSX Rules and NASDAQ Rules, and, with respect to U.S. Participants, the U.S. federal and state securities laws and the Code, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder;

“Award Agreement ” has the meaning ascribed thereto in Section 4.3;

“Base Salary” means the base salary paid by the Company or any Related Entity to a Designated Participant for his or her services, as the same may be amended from time to time;

“Base Award Value” means the value (in dollars) of an award made to each Designated Participant for a Performance Period as determined by the Committee; provided, however, that unless otherwise specified in such Designated Participant’s employment agreement, such value shall not exceed the amount of such Designated Participant’s Base Salary;

“Beneficiary” means any person designated by a Designated Participant by written instrument filed with the Committee to receive any amount payable in respect of PSG Units in the event of the Designated Participant’s death or, failing any such effective designation, the Designated Participant’s estate;

“Blackout Period” means, in respect of a Designated Participant, an interval of time during which the Company has determined pursuant to applicable securities laws or any policy of the Company that no Designated Participant may trade any securities of the Company;

“Board” means the Board of Directors of the Company;

“Business Day” means any day, other than a Saturday, Sunday, or a day on which the principal chartered banks located in the Province of Ontario are not open for business during normal business hours;

“Cause” means “Cause” as defined in the employment agreement, if any, between the relevant Designated Participant and the Company or any Related Entity and, if there is no such definition or agreement, then as such term is defined by Applicable Law or if not so defined, such term shall refer to an act of embezzlement, fraud, breach of fiduciary duty or any other similar misconduct or circumstances where an employer can terminate an individual’s employment without notice;

“Change of Control” means:

(i)	the acceptance of an offer to purchase outstanding voting shares of the Company by a sufficient number of holders of such outstanding voting shares to constitute the offeror, together with persons acting jointly or in concert with the offeror, being entitled to exercise more than 50% of the voting rights attached to the outstanding voting shares (provided that prior to such offer, the offeror was not entitled to exercise more than 50% of the voting rights attached to the outstanding voting shares);

(ii)	the completion of a consolidation, merger or amalgamation of the Company with or into any other entity whereby the voting shareholders of the Company immediately prior to the consolidation, merger or amalgamation receive less than 50% of the voting rights attached to the outstanding voting securities of the consolidated, merged or amalgamated entity;

(iii)	the completion of a sale whereby all or substantially all of the Company’s undertakings and assets become the property of any other entity and the voting shareholders of the Company immediately prior to that sale hold less than 50% of the voting rights attached to the outstanding voting securities of that other entity immediately following that sale;

(iv)	the passing of a resolution by the Board or the shareholders of the Company to substantially liquidate the assets or wind-up business of the Company or significantly re-arrange the Company’s affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Company in circumstances where the business of the Company is continued and where the shareholdings remain substantially the same following the re-arrangement as existed prior to the re-arrangement); or

(v)	any other event which, in the opinion of the Committee, acting reasonably, constitutes a change of control of the Company;

“CNG Committee” means the Compensation, Nominating and Governance Committee of the Company;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Committee” means the CNG Committee or such other committee or Persons (including the Board) as may be designated by the Board from time to time to administer the Plan;

“Common Share” means a common share of the Company;

“Company” means Student Transportation Inc., a corporation incorporated under the laws of the Province of Ontario, and its successors;

“Designated Participant” means an Eligible Person to whom PSG Units are allocated under this Plan;

“Determination Date” has the meaning ascribed thereto in Section 5.1

“Eligible Person” means any such officer or employee of the Company or any Related Entity as the Committee may determine from time to time;

“Good Reason” means one or more of the following conditions that occur without the consent of a Designated Participant:

(i)	A material diminution in the Designated Participant’s base compensation.

(ii)	A material diminution in the Designated Participant’s authority, duties or responsibilities.

(iii)	A material diminution in the authority, duties or responsibilities of the supervisor to whom the Designated Participant is required to report, including a requirement that the Designated Participant report to a corporate officer or employee instead of reporting directly to the Board.

(iv)	A material diminution in the budget over which the Designated Participant retains authority.

(v)	A material change in the geographic location at which the Designated Participant must perform the services.

(vi)	Any other action or inaction that constitutes a material breach by the Designated Participant of the agreement under which the Designated Participant provides services;

“Incapacity to Work” means any incapacity or inability by a Designated Participant, including any physical or mental incapacity, disease or affliction of the Designated Participant as determined by a legally qualified medical practitioner or by a court, which has prevented or which will likely prevent the Designated Participant from performing the essential duties of his or her employment with the Company or any Related Entity (taking into account reasonable accommodation by the Company or such Related Entity, as applicable) for a continuous period of six (6) months or for any cumulative period of one hundred and eighty (180) days in any twelve (12) consecutive month period;

“Insider” means a Designated Participant who is a “reporting insider” as defined in NI 55-104;

“Involuntary Termination without Cause” means a termination of employment due to the independent exercise of the unilateral authority of the Company to terminate a Designated Participant other than due to Cause;

“Issue Deadline Date” has the meaning ascribed thereto in Section 6.1;

“Market Value” on any date means the volume weighted average trading price of the Common Shares on the TSX (or any other stock exchange on which the majority of the volume of trading of the Common Shares has occurred over the relevant period) over the five Trading Days immediately preceding such date, provided, however, if the Common Shares are not listed and posted for trading on any stock exchange at the time such calculation is to be made, the Market Value per Common Share shall be the market value of a Common Share as determined by the Committee acting in good faith, or in the absence of the Committee, by the Board acting in good faith;

“NASDAQ Rules” means the applicable rules and regulations of The NASDAQ Stock Market;

“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators;

“NI 55-104” means National Instrument 55-104 – Insider Reporting Requirements and Exemptions of the Canadian Securities Administrators;

“Performance Measures” means for any Performance Period, the performance measures, standards, metrics, goals and/or objectives, which may include Company- and/or individual-related criteria, to be taken into consideration in determining the Performance Percentage and awarding and vesting of PSG Units under the Plan;

“Performance Percentage” has the meaning ascribed thereto in Section 5.1;

“Performance Period” means the period that begins on the first Business Day of each fiscal year of the Company and ends on the last Business Day of each fiscal year of the Company, with the first Performance Period beginning on the first Business Day of the Company’s 2017 fiscal year;

“Person” includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government;

“Plan” means this Performance Share Grant Plan, as amended, supplemented or otherwise modified from time to time;

“PSG Compensation” means, for any Designated Participant, the PSG Units allocated to such Designated Participant under this Plan, notional amounts credited pursuant to Section 4.5, the Common Shares and cash issued or issuable upon redemption of such PSG Units and funds resulting from, flowing from or traceable to the proceeds from any sale or other disposition of Common Shares issued or issuable upon redemption of such PSG Units;

“PSG Unit” means the performance share grant units allocated under this Plan, with each PSG Unit notionally representing one Common Share;

“PSG Unit Account” has the meaning ascribed thereto in Section 4.7;

“Redemption Date” has the meaning ascribed thereto in Section 6.1;

“Related Entity” means a Person that controls or is controlled by the Company including, for greater certainty, its Subsidiaries, or that is controlled by the same Person that controls the Company;

“security based compensation arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to directors, officers, employees and/or service providers of the Company or any Related Entity, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise;

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect from time to time;

“Subsidiary” has the meaning ascribed thereto in the Securities Act (Ontario);

“Trading Day” means any day on which the TSX is open for the trading of the Common Shares;

“TSX” means the Toronto Stock Exchange;

“TSX Rules” means the applicable rules and regulations of the TSX;

“U.S. Participant” means a Designated Participant who is a U.S. citizen, a U.S. resident or a Designated Participant for whom issuance of Common Shares in redemption of PSG Units and cash payments under this Plan would be subject to U.S. taxation under the Code or the provisions of the U.S. federal or state securities laws;

“Vested PSG Units” means any PSG Units that have so vested in accordance with Section 5; and

“Vesting Date” means, for the PSG Units allocated to a Designated Participant for a Performance Period, the date(s) on which such PSG Units are considered to be vested in accordance with Section 5.

2.2	Number and Gender

This Plan shall be read with all changes in number and gender required by the context.

2.3	Severability

If any provision of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part of any provision thereof.

2.4	Headings, Sections, Schedules

Headings used in the Plan are for reference purposes only and do not limit or extend the meaning of the provisions of the Plan. A reference to a Section shall, except where expressly stated otherwise, mean a Section of the Plan, as applicable.

2.5	References to Statutes, etc.

Any reference to a statute, regulation, rule, instrument or policy statement shall refer to such statute, regulation, rule, instrument or policy statement as it may be amended, replaced or re-enacted from time to time.

2.6	Currency

Unless the context otherwise requires or the Committee determines otherwise, all references in the Plan to currency shall be to lawful money of Canada.

3.	ADMINISTRATION

3.1	Administration of the Plan

This Plan shall be administered by the Committee, who will have, except as otherwise provided herein, the sole and complete authority to make all determinations and to take all actions necessary or advisable for the implementation and administration of the Plan, subject to Section 8.1, Section 9.5(a) and the terms of any Designated Participant’s employment agreement. Without limiting the generality of the foregoing, and subject to Sections 3.5 and 4.6 and other limitations of the Plan, the Committee shall have the power and authority to:

(a)	determine the aggregate number of PSG Units available for allocation in respect of each Performance Period;

(b)	determine the number of PSG Units to be allocated to each Participant and the Allocation Date thereof;

(c)	determine and establish the Performance Measures that shall apply to the vesting of the PSG Units allocated hereunder and evaluate and assess the extent to which such Performance Measures must and have been achieved in order for such PSG Units to become vested;

(d)	interpret and construe the provisions of the Plan;

(e)	determine and approve the form and terms of the Award Agreements;

(f)	adopt, amend and rescind administrative guidelines and other rules and regulations for implementing the Plan;

(g)	subject to regulatory requirements and Section 9.5(a), make exceptions to the Plan in circumstances which they determine to be exceptional;

(h)	impose certain conditions at the date of allocation for any PSG Units, which would have to be met for a Participant to be entitled to redeem PSG Units allocated; and

(i)	make amendments to the Plan in accordance with Section 8.1.

All decisions and determinations of the Committee respecting the Plan shall be binding and conclusive on the Plan and the Designated Participants.

No member of the Committee or the Board will be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee and the Board will, in addition to their rights as directors of the Company, be fully protected, indemnified and held harmless by the Company with respect to any such action taken or determination or interpretation made in good faith. The officers of the Company are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of this Plan and of the rules and regulations established for administering this Plan.

3.2	Eligibility

Any individual who at the relevant time is an Eligible Person is eligible to participate in the Plan. However, no Person, whether or not an Eligible Person, shall be entitled as of right to participate in the Plan and the decision as to who will have the opportunity to participate in the Plan (from among the Eligible Persons) and the extent of such participation shall be made by the Committee, in its sole discretion. For certainty, in no event shall a non-executive director of the Company or any Related Entity be entitled to participate in the Plan. Eligibility to participate does not confer upon any individual a right to receive an award of PSG Units pursuant to the Plan.

3.3	Taxes and Other Source Deductions

(a)	In the event that the Company is required by any law or regulation of any taxing authority to withhold any taxes of any kind in connection with any payment or distribution to a Designated Participant under this Plan, such Designated Participant may elect, in his or her discretion, to receive cash in lieu of Common Shares that would otherwise have been issued to such Designated Participant upon the redemption of vested PSG Units credited to the Designated Participant’s PSG Unit Account. The number of Common Shares surrendered for cash shall be that number of Common Shares having a Market Value on the applicable Vesting Date equal to the amount of cash elected to be received by the Designated Participant in lieu of such Common Shares pursuant to this Section 3.3(a). For certainty, (i) all PSG Units for which the related Common Shares are surrendered pursuant to this Section 3.3(a), shall be forfeited and cancelled and shall cease to be recorded in the PSG Unit Account of the Designated Participant as of the applicable Vesting Date, and the Designated Participant will have no further right, title or interest in or to such PSG Units, and (ii) the amount of cash elected to be received by the Designated Participant in lieu of Common Shares pursuant to this Section 3.3(a) shall not exceed the amount of taxes required to be withheld.

(b)	If the Designated Participant does not make the election contemplated in Section 3.3(a), the Company shall have the right to satisfy such required withholding obligation by retaining and selling, on behalf of the Designated Participant, a number of Common Shares that would otherwise have been issued to such Designated Participant upon the redemption of vested PSG Units credited to the Designated Participant’s PSG Unit Account having a Market Value on the applicable Vesting Date equal the amount required to be withheld, or by accepting a sum sufficient from the Designated Participant to indemnify the Company and any other Person for any such liability to withhold hereunder.

(c)

Notwithstanding the foregoing, the Committee may adopt and apply rules or take such steps as are considered necessary or appropriate for the withholding of any taxes which the Company or any Related Entity is required by any law or regulation of any taxing authority, or authorized by the Designated Participants, to withhold in connection with any payments and distributions contemplated under this Plan. For certainty, the Company and its Related Entities shall not be liable for any tax imposed on any Designated Participant, or any related cost incurred by the Designated Participant or the Company, as a result of the participation by the Designated Participant in the Plan.

(d)	Each Designated Participant, any Beneficiary or the Designated Participant’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Designated Participant in connection with the Plan (including any taxes and penalties under Section 409A or any Applicable Law), and neither the Company nor any Related Party shall have any obligation to indemnify or otherwise hold such Designated Participant or Beneficiary or the Designated Participant’s estate harmless from any or all of such taxes or penalties.

3.4	Appointment of Beneficiaries

Subject to the requirements of Applicable Law, a Designated Participant may designate in writing a Beneficiary to receive any benefits that are payable under the Plan upon the death of such Designated Participant and, from time to time, change such designation in writing. Such designation or change shall be in such form, and executed and delivered in such manner, as the Committee may from time to time determine.

3.5	Total Common Shares Subject to PSG Units

(a)	The aggregate number of Common Shares that may be issued pursuant to the Plan shall be, subject to Section 4.6, 3,000,000 Common Shares, and no PSG Units may be allocated if such allocation would have the effect of causing the total number of Common Shares potentially issuable in respect of PSG Units to exceed the above number of Common Shares reserved for issuance under the Plan.

(b)	To the extent PSG Units are forfeited or cancelled before redemption, including as a result of an election made by the Designated Participant pursuant to Section 3.3(a), the Common Shares subject to such PSG Units shall be added back to the number of Common Shares reserved for issuance under the Plan and such Common Shares will again become available for PSG Unit allocations under the Plan.

4.	PERFORMANCE SHARE GRANTS UNITS

4.1	Allocation of PSG Units

At the beginning of each Performance Period, the Committee shall allocate in writing a number of PSG Units to each Designated Participant in respect of such Performance Period, which amount shall be equal to the quotient obtained by dividing such Designated Participant’s Base Value Award by the Market Value per Common Share on the Allocation Date for such PSG Units.

4.2	Determination of Performance Measures

At or prior the time of the allocation in writing of an amount of PSG Units attributable to a Designated Participant for a Performance Period, the Board shall, in its discretion, upon the recommendation of the Committee, determine the Performance Measures in respect of such Performance Period that will apply to each such allocation of PSG Units.

4.3	Award Agreement

Each allocation of PSG Units may, at such time and in such format as determined in the discretion of the Committee, be communicated to a Designated Participant by way of delivery of a written agreement (an “Award Agreement”) executed by the Company. The Designated Participant shall execute and deliver the Award Agreement to the Company within 30 days of receipt thereof. Any such Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as may be required by this Plan and any other provisions not inconsistent with the provisions of this Plan that the Committee may direct. Any one officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Agreement to each Designated Participant.

4.4	No Certificates

No certificates shall be issued with respect to PSG Units.

4.5	Dividend Equivalents

Whenever cash dividends are paid on the Common Shares, a notional amount will be credited to a Designated Participant’s PSG Unit Account for each PSG Unit recorded therein as of the record date equal to the cash dividend paid per Common Share. The notional amount credited to the PSG Unit Account shall only be paid to the Designated Participant if the PSG Unit to which it relates has vested in accordance with the terms hereof, and shall be paid in cash to such Designated Participant at the same time as when such PSG Unit is redeemed pursuant to Section 6.1. The foregoing does not obligate the Company to pay dividends on Common Shares and nothing in this Plan shall be interpreted as creating such an obligation.

4.6	Maximum Securities

Notwithstanding anything to the contrary contained herein:

(a)	the number of securities issuable to Insiders, at any time, under all security based compensation arrangements of the Company including, without limitation, this Plan, shall not exceed 5% of the issued and outstanding Common Shares calculated on a non-diluted basis; and

(b)	the number of securities issued to Insiders, within any one-year period, under all security based compensation arrangements of the Company including, without limitation, this Plan, shall not exceed 5% of the issued and outstanding Common Shares calculated on a non-diluted basis.

4.7	PSG Unit Account

A bookkeeping account, to be known as a “PSG Unit Account”, shall be maintained by the Company for each Designated Participant and shall be credited with such PSG Units as are allocated to the Designated Participant and such notional amounts, if any, as are credited pursuant to Section 4.5.

4.8	Statement of Account

The Company shall provide to each Designated Participant to whom PSG Units have been allocated, on an annual basis, a statement reflecting the status of the PSG Unit Account maintained for such Designated Participant.

5.	VESTING OF PERFORMANCE SHARE GRANT UNITS

5.1	Determination of Performance Percentage

On such date (the “Determination Date”), as determined by the Committee, following the end of each Performance Period within 10 business days after the date on which the Board approves the Company’s annual financial statements for such Performance Period but not later than, assuming the Performance Period ends on or about the 30th day of June, the 7th day of September immediately following the end of such Performance Period (in order to satisfy the Issue Deadline Date described in Section 6.1 for PSG Units that may become vested during the Performance Period), the Committee shall determine, in its sole discretion, each Designated Participant’s performance toward achievement of the Performance Measures for such Performance Period by assigning a percentage from 0 per cent to 100 per cent reflecting such performance (the “Performance Percentage”). For greater certainty, unless otherwise specified in the Designated Participant’s employment agreement, the Performance Percentage shall not be greater than 100 per cent, such that the number of Vested PSG Units of a Designated Participant shall in no event be greater than the aggregate of the number of PSG Units allocated to the Designated Participant for such Performance Period. The Committee shall base such determination on the audited financial statements for such Performance Period or, should audited financial statements not then be available to satisfy the September 7th deadline, based on the financial information then available to and at the sole discretion of the Committee.

5.2	Vesting of PSG Units Based on Performance Percentage

(a)	Subject to the remaining provisions of this Section 5, the number of PSG Units allocated to a Designated Participant for a Performance Period, which shall vest in accordance with this Section 5.2(a), shall be calculated by multiplying the aggregate number of such PSG Units by the applicable Performance Percentage. The resulting PSG Units shall vest over a three-year period following the original Allocation Date of such PSG Units, as follows provided that the Designated Participant is employed by the Company or its Related Entities on each such Vesting Date: (i) as to one-third on the Determination Date immediately following such Performance Period; (ii) as to one-third on the first anniversary of such Determination Date; and (iii) as to one-third on the second anniversary of such Determination Date.

(b)	For greater certainty, except as otherwise provided in this Section 5, all PSG Units allocated to a Designated Participant for a Performance Period, which do not vest in accordance with Section 5.2(a), shall be forfeited and cancelled and shall cease to be recorded in the PSG Unit Account of the Designated Participant as of the Determination Date immediately following such Performance Period, and the Designated Participant will have no further right, title or interest in or to such PSG Units.

5.3	Vesting on Death or Incapacity to Work

If the employment of a Designated Participant is terminated by the death or due to the Incapacity to Work of such Designated Participant prior to the date upon which any PSG Units allocated to the Designated Participant for a Performance Period recorded in his or her PSG Unit Account have vested, all such PSG Units shall immediately vest on the date of the termination of his or her employment.

5.4	Vesting on Involuntary Termination without Cause or upon Resignation for Good Reason

(a)	If the employment of a Designated Participant is terminated due to an Involuntary Termination without Cause or due to the resignation of the Designated Participant for Good Reason prior to the date upon which any PSG Units allocated to the Designated Participant for a Performance Period recorded in his or her PSG Unit Account have vested, the number of any such PSG Units for a Performance Period, which shall vest in accordance with this Section 5.4(a), shall be calculated by multiplying the aggregate number of such PSG Units by the applicable Performance Percentage. A pro rata portion of the resulting PSG Units shall vest on the date of termination of the Designated Participant’s employment, based on a fraction that has as its numerator the number of days that the Designated Participant’s was actively employed during the applicable Performance Period, and as its denominator the number of days comprising the applicable Performance Period.

(b)	For greater certainty, for purposes of Section 5.4(a), the Performance Percentage applicable to the PSG Units for any Performance Period, for which the Committee has not determined the applicable Performance Percentage as of the date of termination of the Designated Participant’s employment, shall be determined by the Committee, in its sole discretion, based upon the Designated Participant’s proportional achievement of the Performance Measures for such Performance Period to the date of such termination.

(c)	For purposes of Section 5.4(a), a resignation for Good Reason must occur within two (2) years following the initial existence of one or more of the conditions that constitute Good Reason. The Designated Participant shall provide notice to the Company of the existence of the condition constituting Good Reason within ninety (90) days of the initial existence of the condition, upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition and not trigger vesting under this Section 5.4.

5.5	Vesting on Termination for Cause or Resignation (other than for Good Reason)

If the employment of a Designated Participant is terminated for Cause or due to the resignation of such Designated Participant (other than for Good Reason) prior to the date upon which any PSG Units allocated to the Designated Participant for a Performance Period recorded in his or her PSG Unit Account have vested, all such PSG Units shall be forfeited and cancelled and shall cease to be recorded in the PSG Unit Account of the Designated Participant as of the date of his or her termination of employment.

5.6	Vesting on Change of Control

(a)

In the event that a Change of Control occurs prior to the date upon which any PSG Units allocated to the Designated Participant for a Performance Period recorded in his or her PSG Unit Account have vested and if the employment of such Designated Participant is terminated (other than for Cause, or due to the resignation of such Designated Participant (other than for Good Reason)) within twelve (12) months following the occurrence of such Change of Control, the number of any such PSG Units for a Performance Period, which shall vest in accordance with this Section 5.6(a), shall be calculated by multiplying the aggregate number of such PSG Units by the applicable Performance Percentage. The resulting PSG Units shall vest on the date of termination of the Designated Participant’s employment.

(b)	For greater certainty, for purposes of Section 5.6(a), the Performance Percentage applicable to the PSG Units for any Performance Period, for which the Committee has not determined the applicable Performance Percentage as of the date of termination of the Designated Participant’s employment, shall be determined by the Committee, in its sole discretion, based upon the Designated Participant’s proportional achievement of the Performance Measures for such Performance Period to the date of such termination, and the Designated Participant will have no further right, title or interest in or to such PSG Units.

5.7	Date of Termination of Employment

(a)	The date of termination of employment for a Designated Participant other than a U.S. Participant shall be the Designated Participant’s last day of active employment and shall not include any period of statutory, contractual or reasonable notice or any period of deemed employment.

(b)	The date of termination of employment for a U.S. Participant shall mean the U.S. Participant’s “separation from service” with the Company and all its affiliates (generally 50% common control with the Company), as defined in Treasury regulations under Section 409A (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the employee will return).

(c)	For greater certainty, all PSG Units allocated to a Designated Participant for a Performance Period, which do not vest in accordance with Sections 5.4, 5.5 or 5.6, shall be forfeited and cancelled and shall cease to be recorded in the PSG Unit Account of the Designated Participant as of the date of termination of the Designated Participant’s employment.

6.	REDEMPTION OF PERFORMANCE SHARE GRANT UNITS

6.1	Redemption of Vested PSG Units

Subject to the remaining provisions of this Section 6, the Company shall redeem all such Vested PSG Units within five (5) Business Days following the applicable Vesting Date (the “Redemption Date”) by issuing and delivering to the Designated Participant one Common Share for each such Vested PSG Unit (whether by issuing a share certificate in the name of the Designated Participant evidencing such Common Shares or by electronic issuance and deposit). Notwithstanding anything to the contrary contained herein, no Common Shares issuable upon the redemption of any Vested PSG Units under this Plan shall be issued, or any cash payments made with respect to such Vested PSG Units pursuant to Section 4.5 shall be paid, to the Designated Participant later than the 15th day of September immediately following the end of the fiscal year of the Company during which such PSG Units vested (the “Issue Deadline Date”).

6.2	No Rights

A Designated Participant shall have no further rights respecting any PSG Unit which has been redeemed.

6.3	No Interest

For greater certainty, no interest shall be payable to Designated Participants in respect of any amount payable under the Plan.

7.	CLAW-BACK

7.1	Claw-Back

(a)	If, as a result of a restatement of the Company’s financial statements due to the Company’s material non-compliance with any financial reporting requirement under applicable securities laws, a Designated Participant received any PSG Compensation in excess of the amount of PSG Compensation that the Designated Participant would have received absent the incorrect financial statements, the Company shall recover the amount of such excess PSG Compensation (defined as the excess of (a) the actual amount of PSG Compensation paid to the Designated Participant over (b) the PSG Compensation that would have been paid based on the restated financial results during the three-year period preceding the date of the first public issuance or filing with the Ontario Securities Commission (or its successor(s)) of the financial statements required to be restated.

(b)	If the Committee determines, in its sole discretion, that a Designated Participant engaged in an act of embezzlement, fraud, breach of fiduciary duty or any other misconduct which constitutes just cause for dismissal during the Designated Participant’s employment, whether or not such act of embezzlement, fraud, breach of fiduciary duty or other misconduct contributed to an obligation to restate the Company’s financial statements, that Designated Participant may be required to reimburse to the Company or forfeit all or part of the PSG Compensation received by the Designated Participant, as determined by the Committee in its discretion, to the extent of the amount of damages suffered, or which would be a reasonable pre-estimate of the damages that would be suffered, by the Company as a result of the misconduct.

(c)	The Committee may, in determining the appropriate amount of the claw-back referred to in Section 7.1(b), take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Committee’s power to determine the appropriate punishment for the Designated Participant is in addition to, and not in replacement of, any remedies which may be imposed by such entities and any other remedies available to the Company or its Related Entitles. The amounts which may be clawed-back under Section 7.1(b) are a reasonable pre-estimate of the damages which would be suffered by the Company in the event of the misconduct described above by a Designated Participant and shall not be construed as a penalty. If any court or arbitrator determines that any provision contained in this Section 7.1 is unenforceable because of the duration of the provision or for any other reason, the duration or scope of the provision, as the case may be, shall be reduced so that the provision becomes enforceable and, in its reduced form, the provision shall then be enforceable and shall be enforced.

8.	AMENDMENT OF THE PLAN

8.1	Amendment

(a)	Subject to Applicable Law and Sections 8.1(b) and 8.1(c) below, the Committee may, without notice or shareholder approval, at any time or from time to time, amend, suspend or terminate the Plan for any purpose which, in the good faith opinion of the Committee may be expedient or desirable.

(b)	Notwithstanding Section 8.1(a), but subject to Section 8.1(e), the Committee shall not materially adversely alter or impair any rights of a Designated Participant or materially increase any obligations of a Designated Participant with respect to PSG Units previously awarded under the Plan without the consent of the Designated Participant.

(c)	Notwithstanding Section 8.1(a), none of the following amendments shall be made to this Plan without approval by shareholders by ordinary resolution:

(i)	increasing the number of securities issuable under the Plan, other than in accordance with the terms of this Plan;

(ii)	making a change to the class of Eligible Persons that would have the potential of broadening or increasing participation by Insiders or introducing participation by non-executive directors of the Company;

(iii)	amending Section 5.6 of the Plan in a manner that would result in the vesting of PSG Units thereunder to be triggered only upon the occurrence of a Change of Control;

(iv)	extending any term of an award under this Plan beyond the original expiry date of the award benefiting an Insider;

(v)	amending Section 9.6 of the Plan;

(vi)	permitting awards other than PSG Units to be made under this Plan; and

(vii)	amending this Section 8.1.

(d)	Without limiting the generality of the foregoing, the Board shall have the power and authority to approve amendments relating to the Plan, without obtaining shareholder approval, to the extent that such amendment:

(i)	is of a typographical, grammatical, clerical or administrative nature or is required to comply with applicable regulatory requirements, including the TSX Rules and NASDAQ Rules, in place from time to time;

(ii)	is an amendment to the Plan respecting administration of the Plan;

(iii)	subject to the requirements of Section 9.5(a), changes the terms and conditions on which PSG Units may be or have been allocated pursuant to the Plan;

(iv)	changes the termination provisions of a PSG Unit or the Plan; or

(v)	is an amendment to the Plan of a “housekeeping nature”.

(e)	If the Board terminates or suspends the plan, no new PSG Units will be credited to the PSG Unit Account of a Designated Participant. On termination of the Plan, all outstanding PSG Units will vest and be paid in accordance with the terms of the Plan.

(f)	The Board shall not require the consent of any affected Designated Participant in connection with the termination of the Plan.

9.	GENERAL

9.1	Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, arrangement or other scheme of reorganization, spin-off or other distribution of the Company’s assets to shareholders (other than the payment of cash dividends in the ordinary course), or any other change in the capital of the Company affecting Common Shares, such adjustments, if any, as the Committee in its discretion may deem appropriate to preserve proportionately the interests of Designated Participants under the Plan as a result of such change shall be made with respect to the number of PSG Units outstanding under the Plan.

9.2	Compliance with Laws and Company Policies

(a)	The terms of the Plan are subject to any Applicable Laws and governmental and regulatory requirements (including the TSX Rules and NASDAQ Rules), approvals and consents, and the provisions of any applicable policies of the Company that may be or become applicable. Without limiting the generality of the foregoing, the Company may, in its sole discretion, delay the crediting of PSG Units to the accounts of Designated Participants and/or the redemption of PSG Units if and to the extent it considers necessary or appropriate as a result of any Blackout Period.

(b)	If the Committee determines that the listing, registration or qualification of the Common Shares subject to this Plan upon any securities exchange or under any provincial, state, federal or other Applicable Law, or the consent or approval of any governmental body or securities exchange is necessary or desirable, as a condition of, or in connection with, the crediting of PSG Units or the issue of Common Shares hereunder, the Company shall be under no obligation to credit PSG Units or issue Common Shares hereunder unless and until such listing, registration, qualification, consent or approval shall have been affected or obtained free of any conditions not acceptable to the Committee.

9.3	Reorganization of the Company

The existence of any PSG Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Company or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company, or any amalgamation, combination, merger or consolidation involving the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

9.4	Blackout Periods

If a Designated Participant makes an election pursuant to Section 3.3(a) and the Vesting Date of the PSG Units for which the election has been made would occur during a Blackout Period, then, notwithstanding any other provision of the Plan, the Vested PSG Unit shall instead vest on the date which is 5 Business Days after the date on which the Blackout Period ends.

9.5	U.S. Participants

(a)	It is intended that the provisions of the Plan shall be exempt from Section 409A under the exemption for short-term deferrals set forth in Treasury Regulation Section 1.409A-1(b)(4), and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)	Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a U.S. Participant under Section 409A, the Company may, but shall not be required to:

(i)	adopt such amendments to the Plan and PSG Units and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and PSG Units hereunder; and/or

(ii)	take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A.

(c)	No PSG Units nor any Common Shares issuable in respect of Vested PSG Units shall be allocated or issued unless such allocation or issuance shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the 1933 Act, the rules and regulations thereunder and the requirements of any stock exchange or automated inter-dealer quotation system of a registered national securities association upon which such Common Shares may then be listed and such allocation or issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the grant or issuance of such Common Shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful allocation or issuance of any PSG Units or Common Shares under the Plan, or the unavailability of an exemption from registration for the granting or issuance of any Common Shares under the Plan, shall relieve the Company of any liability with respect to the non-granting or non-issuance of such Common Shares.

(d)	If the Common Shares issuable in respect of PSG Units have not been registered under the 1933 Act, as a condition to the issuance of Common Shares, the Company may require the Designated Participant to represent and warrant in writing at the time of such exercise that the Common Shares are being purchased only for investment and without any then present intention to sell or distribute such Common Shares and such other representations as may be required. At the option of the Company, a stop transfer order against such Common Shares may be placed on the shareholder register and records of the Company, and a legend indicating that the Common Share(s) may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any Applicable Law or regulation, may be stamped on the certificates representing such Common Shares in order to assure an exemption from registration. The Company also may require such other documentation and representations as may from time to time be necessary to comply with federal and state securities laws. The Company has no obligation to undertake registration of Common Shares issuable upon vesting of PSG Units.

9.6	Transferability of PSG Units

A Designated Participant shall not be entitled to transfer, assign, charge, pledge or hypothecate, or otherwise alienate, whether by operation of law or otherwise, his or her PSG Unit Account, any PSG Units or any rights the Designated Participant has under this Plan, other than for normal estate settlement purposes.

9.7	Successors and Assigns

The Plan shall be binding on the Company and on Designated Participants and, if applicable, their Beneficiaries and legal representatives.

9.8	Unfunded and Unsecured Plan

The Plan is an unfunded obligation of the Company and the Company will not secure its obligations under the Plan. Neither the establishment of the Plan or PSG Unit Accounts, nor the allocation of PSG Units (or any action taken in connection therewith) shall be deemed to create a trust. To the extent any individual holds any rights by virtue of an allocation of PSG Units under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

9.9	Market Fluctuations

No amount will be paid to, or in respect of, a Designated Participant under the Plan to compensate for a downward fluctuation on the price of Common Shares, nor will any other form of benefit be conferred upon, or in respect of, a Designated Participant for such purpose. The Company makes no representations or warranties to the Designated Participants with the respect to the Plan or the Common Shares whatsoever. In seeking the benefits of participation in the Plan, a Designated Participant agrees to accept all risks associated with a decline in the market price of Common Shares.

9.10	Participation is Voluntary; No Additional Rights

The Participation of any Designated Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Designated Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. Nothing in this Plan shall be construed to provide the Designated Participants with any rights whatsoever to participation or continue participation in this Plan or to compensation or damages in lieu of participation, whether upon termination of service as a Designated Participant or otherwise. Nothing contained in this Plan shall be deemed to give any person the right to the continuation of employment by the Company or a Related Entity of the Company or interfere in any way with the right of the Company or a Related Entity of the Company to terminate such employment at any time or to increase or decrease the compensation of such person. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan. The Company does not assume responsibility for the personal income or other tax consequences for the Designated Participants and they are advised to consult with their own tax advisors.

9.11	No Shareholder Rights

Until Common Shares have been issued to a Designated Participant pursuant to the redemption of PSG Units in accordance with this Plan, the PSG Units shall be regarded as “unvested” and such

Participant shall not possess any incidence of ownership of the underlying Common Shares including, for greater certainty and without limitation, the right to exercise voting rights and, except as provided herein, the right to receive any dividends in respect of such Common Shares. Such Designated Participant shall only be considered a shareholder in respect of such Common Shares when such issuance has been entered upon the records of the duly authorized transfer agent of the Company.

9.12	Conflict of Law

The Company’s allocation of any PSG Units and its obligation to make any payments in respect thereof are subject to compliance with Applicable Law provided, however, that with respect to U.S. Participants, in the event of a conflict between Applicable Laws, the applicable U.S. federal and state securities laws and Code shall govern.

9.13	No Salary Deferral Arrangement

Notwithstanding any other provision of the Plan, it is intended that the Plan and PSG Units allocated under the Plan not be considered “salary deferral arrangements” under the Income Tax Act (Canada) and the Plan shall be administered in accordance with such intention. Without limiting the generality of the foregoing, the Committee may make such amendments to the terms of outstanding PSG Units of Designated Participants other than U.S. Participants (including, without limitation, changing the Vesting Dates and Redemption Dates thereof) as may be necessary or desirable, in the sole discretion of the Committee, so that the Plan and PSG Units outstanding thereunder are not considered “salary deferral arrangements”.

9.14	Administration Costs

The Company will be responsible for all costs relating to the administration of the Plan.

9.15	Governing Law

Except as provided in Sections 9.5(a) and 9.12, the Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.16	Effective Date

The Plan is adopted with effect from September 30, 2016, subject to confirmation by the Company’s shareholders in accordance with the Business Corporations Act (Ontario) at the annual and special meeting shareholders to be held on November 8, 2016 or any adjournment or postponement thereof.